EXHIBIT 99.1
Some Changes on Berkshire’s Board
     The composition of our board will change in two ways this spring. One change will involve the Chace family, which has been connected to Berkshire and its predecessor companies for more than a century. In 1929, the first Malcolm G. Chace played an important role in merging four New England textile operations into Berkshire Fine Spinning Associates. That company merged with Hathaway Manufacturing in 1955 to form Berkshire Hathaway, and Malcolm G. Chace, Jr. became its chairman.
     Early in 1965, Malcolm arranged for Buffett Partnership Ltd. to buy a key block of Berkshire shares and welcomed us as the new controlling shareholder of the company. Malcolm continued as non-executive chairman until 1969. He was both a wonderful gentleman and helpful partner.
     That description also fits his son, Malcolm “Kim” Chace, who succeeded his father on Berkshire’s board in 1992. But last year Kim, now actively and successfully running a community bank that he founded in 1996, suggested that we find a younger person to replace him on our board. We have done so, and Kim will step down as a director at the annual meeting. I owe much to the Chaces and wish to thank Kim for his many years of service to Berkshire.
     In selecting a new director, we were guided by our long-standing criteria, which are that board members be owner-oriented, business-savvy, interested and truly independent. I say “truly” because many directors who are now deemed independent by various authorities and observers are far from that, relying heavily as they do on directors’ fees to maintain their standard of living. These payments, which come in many forms, often range between $150,000 and $250,000 annually, compensation that may approach or even exceed all other income of the “independent” director. And – surprise, surprise – director compensation has soared in recent years, pushed up by recommendations from corporate America’s favorite consultant, Ratchet, Ratchet and Bingo. (The name may be phony, but the action it conveys is not.)
     Charlie and I believe our four criteria are essential if directors are to do their job – which, by law, is to faithfully represent owners. Yet these criteria are usually ignored. Instead, consultants and CEOs seeking board candidates will often say, “We’re looking for a woman,” or “a Hispanic,” or “someone from abroad,” or what have you. It sometimes sounds as if the mission is to stock Noah’s ark. Over the years I’ve been queried many times about potential directors and have yet to hear anyone ask, “Does he think like an intelligent owner?”
     The questions I instead get would sound ridiculous to someone seeking candidates for, say, a football team, or an arbitration panel or a military command. In those cases, the selectors would look for people who had the specific talents and attitudes that were required for a specialized job. At Berkshire, we are in the specialized activity of running a business well, and therefore we seek business judgment.
     That’s exactly what we’ve found in Susan Decker, CFO of Yahoo!, who will join our board at the annual meeting. We are lucky to have her: She scores very high on our four criteria and additionally, at 44, is young – an attribute, as you may have noticed, that your Chairman has long lacked. We will seek more young directors in the future, but never by slighting the four qualities that we insist upon.